Exhibit 10.26

October 2, 2003

Dear Philippe:

On behalf of the Board of Directors of PhotoWorks, Inc. (herein referred to as PhotoWorks and/or "the Company"), I am delighted to present this offer for you to join the Company and lead our executive team. The specifics of our offer are as follows:

POSITION & REPORTING RELATIONSHIP

Your position will be President & Chief Executive Officer. You will report directly to the Board of Directors.

COMPENSATION

Your compensation package will consist of the following elements:

Base Salary

Your cash compensation includes an initial monthly base salary of $18,750, which computes to $225,000 on an annualized basis. Your base salary will be paid bi-weekly in accordance with the Company's normal payroll schedule, and will be reviewed on an annual basis no later than the anniversary date of your initial employment.

Salary Escalation

Your monthly base salary will be automatically increased to $25,000, equivalent to $300,000 per year, and your bonus eligibility will be set at 50%, when the following two conditions are met for 3 consecutive months: (1) monthly revenue from digital services of at least $650,000 (specifically prints from digital files that are uploaded from a computer or kiosk; mailed-in on media, i.e., digifilm; or ordered from the PhotoWorks archive), including associated shipping charges; (2) the Company's cash balance at the end of the month is at least $3,000,000. The salary increase will be in effect after these conditions are met; it is not retroactive. Your bonus will be pro-rated to adjust for a mid-year salary escalation, assuming the escalation occurs. The Board will review these salary escalation provisions three months after your start date and will, at its sole discretion but with your approval, make any changes that it deems necessary to ensure that the milestones are appropriate.

Performance Bonus

You will participate in our performance bonus program which provides financial incentives based on the Company's results compared to financial targets and other metrics established by the Compensation Committee and approved by the Board of Directors, with input from Management. In your capacity as CEO, you will participate in establishing the metrics in this bonus plan. The current fiscal year began on September 29, 2003, and we would like to establish the metrics for this year's bonus program as soon as reasonably possible. You will be eligible to earn up to 60% of your initial base salary upon achievement of the metrics established in the bonus plan (or 50% of the adjusted base salary if the escalation has occurred, with the total bonus amount to be paid to be computed on a pro-rated basis from the month after the escalation conditions are satisfied). Bonuses are paid annually, after the annual audit is completed at the end of the fiscal year. To be eligible, you must be employed on the last day of the fiscal year.

Mr. Philippe Sanchez
December 22, 2003
Page 2 of 5


While it is our intention to maintain a performance-based incentive plan in the future, the plan is subject to changes and amendments as the Board of Directors may determine.

Total Cash Compensation

Taking together the salary and performance bonus outlined above, your total annual potential cash compensation will be up to $360,000, subject to increase based on the salary escalation provisions outlined above.

Stock Sign-on Grant (approved October 28, 2003)

You will receive a Non-Qualified stock option grant for 250,000 shares of PhotoWorks' Common Stock at an exercise price of $.01 and will expire seven years from date of grant. The shares granted under this option will vest on the one-year anniversary from the date of grant. If you terminate your employment with the Company, or the Company terminates your employment with cause, prior to the first anniversary of the grant date, you will forfeit your vesting of these shares.

Equity Participation

PhotoWorks has established an employee stock option plan for the issuance of stock option grants. A copy of the PhotoWorks, Inc. Stock Incentive Compensation Plan is enclosed for reference.

We view your participation in the Company's Stock Incentive Option Plan as a significant component of your compensation, particularly in light of the Company's current valuation and the great upside potential.

In addition to the stock shares granted as a sign-on bonus, you will receive a Nonqualified Stock Option grant for 750,000 shares of Common Stock at an exercise price equal to the fair market value of the shares on the date the option is granted. These shares will be granted as an employment incentive and will be granted outside of our option plans. The Company will register the shares on an S-8 filing with the Securities and Exchange Commission.

The 1,000,000 shares included in the grant and options described above, in aggregate, represent approximately 6% of the total number of Company shares currently issued and outstanding. This percentage is based on shares outstanding (which does not include any unexercised option grants or Series A conversion, or warrants exercisable by other parties).

Your stock options (as opposed to the sign-on grant) will be subject to a vesting schedule of four years, in which 25% of shares vest after one year and the remaining shares vest uniformly over the remaining three years, on a quarterly basis. The term of the option will be 7 years.

After the second anniversary of your start date, upon Board approval and at your expense, you may establish a SEC Rule 10b5-1 trading plan.

The Board will review your stock position on the second anniversary of your start date and may, at its discretion, grant additional options at that time.

Mr. Philippe Sanchez
December 22, 2003
Page 3 of 5


Vesting of the stock options is subject to your continued employment with PhotoWorks, Inc. Vesting may accelerate in certain instances such that all stock options you hold at that time may be 100% vested and exercisable. Section 14.2 of the Plan specifically addresses Dissolution, Liquidation or Change in Control Transactions. See below for additional provisions related to vesting acceleration.

Benefits

Your compensation package also includes full participation in all benefits generally offered to PhotoWorks employees and executives. Current benefits include medical, dental and vision insurance, a 401(k) plan, tuition reimbursement, paid vacation (as specified below), holidays and personal days. The costs to provide insurance benefits to spouse and dependants will be paid 100% by PhotoWorks. More specific information is provided by the enclosed benefits summary documents. Your benefits will commence on your start date.

During your employment, you will be able to take vacation time in an amount that is consistent with the best interests of the Company. If, at the Board's sole discretion, it is determined that the amount of vacation time you have taken is not consistent with the best interests of the Company, you and the Board will negotiate a more specific vacation policy. No vacation time will be accrued and in the event of termination of your employment you will not receive any pay related to vacation.

Policies and practices, including the compensation and benefits we provide, are subject to changes and exceptions without prior notice, at the Board of Directors' discretion.

PhotoWorks will pay for a $500,000 life insurance policy for each of you and your wife. The payment will be grossed up to cover taxes. We understand that it may be logical for PhotoWorks to assume the policy previously paid for by your current employer, and will look forward to further exploring this option.

OTHER TERMS

Start Date

Upon acceptance of this offer, you agree to give timely notice to your present employer and set a starting date with PhotoWorks of October 20, 2003.

Board Seat

The Board of Directors will appoint you to the Company's Board of Directors. You will need to stand for election at the Annual Shareholder Meeting (currently scheduled for February 3, 2004).

Expenses

The Company will reimburse your reasonable legal costs related to your consideration of employment with PhotoWorks, up to $3,000. The Company will reimburse your costs from the purchase of the Lyra Report (which shall become Company property) and other reasonable costs arising from your CEO candidacy, estimated to be approximately $2,000.

Mr. Philippe Sanchez
December 22, 2003
Page 4 of 5


Termination Agreement

The employment opportunity we are offering is of indefinite duration and will continue as long as both you and PhotoWorks consider it of mutual benefit. The Company is an at-will employer, and neither you nor PhotoWorks are bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time for any lawful reason, subject only to the following provision:

In the event PhotoWorks terminates your employment without cause or constructively terminates you PhotoWorks will pay you an amount upon your termination, less lawfully required withholdings, subject to your execution of a Release of Claims Agreement provided by the Company at that time. The termination payment amount will be paid in 12 equal monthly installments and the total amount will vary based on the Company's cash balance at the time of your termination, as follows: less than $2,500,000 - payments totaling $125,000; $2,500,000 - $4,000,000 - payments totaling $175,000; $4,000,001 or more -
payments totaling $250,000. The amount of these payments will be reduced by one dollar for each dollar in income that you earn (including any deferred signing bonus or the like) from other activities during the 12 month payment period. Your health benefits will continue during the 12 months after termination by PhotoWorks, so long as you have not accepted full-time employment with another firm that typically provides health benefits to its employees.

The stock options described above will have vesting acceleration terms that will provide for 100% vesting in the case of a change of control. For the purposes of this agreement, "change of control" means any transaction in which PhotoWorks is acquired, merged, consolidated, or liquidated such that there is a change in control of the Company.

For purposes of this Agreement, "termination without cause" means involuntary termination for reasons other than the following:

      (i) A clear refusal to carry out any material lawful duties of the Executive or any reasonable directions of the Board, provided the Executive has been given reasonable notice and opportunity to correct any such failure;

      (ii) Violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any of its subsidiaries;

      (iii) Deception, fraud, misrepresentation or dishonesty by the Executive, or any incident or conduct materially compromising the Executive's reputation or ability to represent the Company with investors, customers or the public; or

      (iv) Unauthorized use or disclosure of confidential information or trade secrets.

      (v) Executive's inability to perform the duties of his job due to physical or mental disability for a period in excess of 60 days consecutively or 90 days cumulatively during any twelve month period.

For purposes of this Agreement, "constructive termination" means forced relocation of more than 50 miles; material reduction in authority, title, responsibilities, or reporting relationship; or non-assumption of employment contract by a successor entity such that these severance provisions are no longer in force.

Mr. Philippe Sanchez
December 22, 2003
Page 5 of 5


Contingencies

This offer is contingent upon completion a background check and completion of any additional reference checks we deem necessary to complete our due diligence, as well as our satisfaction with the results thereof.

It is also a condition of this offer that, upon commencing employment, you sign an Employee Confidentiality, Inventions and Noncompetition Agreement which contains additional requirements for the protection of PhotoWorks' secret, confidential and proprietary information. Enclosed is our standard form of this agreement. Prior to your start date, you will sign a modified form of this agreement that relaxes the non-competition provisions in cases where you are terminated without cause, are constructively terminated, or are terminated subsequent to a change of control.

Other Agreements

You have represented to the Company that you have no arrangements or restrictions that would be violated by you accepting employment with the Company under the terms of this letter.

Compliance with Immigration Law

On your first day with PhotoWorks, please remember to bring acceptable identification (example: Social Security card, current drivers license, passport) as proof that you are eligible to work in the United States. This is a standard, Federally-mandated procedure for all new employees.

Philippe, the Board of Directors, the executive team at PhotoWorks and I are delighted with the prospect of having you join the Company and look forward to your acceptance of this offer. To formalize your acceptance, please sign where indicated below and return a signed copy in the envelope provided.

If I can be of further assistance, please let me know right away.

Very truly yours,


/s/ Matt Kursh

Matt Kursh, Member
Board of Directors                                 AGREED TO AND ACCEPTED:


                                                   By: /s/ Philippe Sanchez
                                                           Philippe Sanchez

Enclosures Date October 3, 2003

cc:   Compensation Committee
      Mr. Kenneth R. Greger